Exhibit 99.1

Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE
NRP Enters into an Agreement with The Cline Group to Acquire Significant Coal Reserves and Coal Transportation Assets
•	NRP will acquire 49 million tons of reserves to be mined by Cline in West Virginia and Illinois

•	NRP will acquire transportation assets associated with Cline mining operations

•	NRP expects approximately $40 million in net cash flows when the initial mines reach full production, approximately half of which will be from transportation related assets

•	In 2008, NRP anticipates acquiring a royalty stream on approximately 100 million tons of reserves and related transportation assets to be developed by Cline in Ohio

•	NRP and Cline establish a long-term relationship; Cline will receive an equity stake in NRP and join the general partner of NRP

•	Cline will provide a pipeline of future acquisition opportunities that encompasses approximately three billion tons of recoverable coal reserves in Illinois
HOUSTON, December 14, 2006 — Natural Resource Partners L.P. (NYSE: NRP and NYSE: NSP), announced today that it has executed a definitive agreement to partner with The Cline Group, a private coal company that controls over 3 billion tons of reserves in the Illinois and Northern Appalachian coal basins. NRP will acquire 49 million tons of reserves that are leased to active Cline mining operations. In addition, NRP will acquire transportation assets and related infrastructure at those mines. Consideration for the transaction will be 4,455,036 units representing limited partner interests in NRP, a portion of which will be Class B units. Through its affiliate Adena Minerals, LLC, The Cline Group will also receive a 22% interest in the general partner and in the incentive distribution rights of NRP in return for providing NRP with the exclusive option to acquire additional reserves, royalty interests and certain transportation infrastructure relating to future mine developments by The Cline Group. The transaction is expected to close in early 2007.
“This transaction gives NRP immediately accretive growth through Cline’s current developments in West Virginia and Illinois, and a strategic opportunity to acquire additional royalty and transportation income in Ohio and the Illinois Basin,” said Nick Carter, President and Chief Operating Officer of NRP. “The Cline Group is well known within the coal industry as a great developer of coal mines and a low cost operator. Their

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large reserve base, active development plans and the growing market for higher sulfur coals should provide NRP significant opportunities for growth and diversification in the years to come.”
“The general partner is using its currency in this acquisition to give NRP an opportunity to acquire significant additional cash flows over the next 10 to 15 years. Using the general partner’s interests as another currency adds value to NRP’s unitholders. The owners of the general partner are willing to do this transaction because it is accretive to both NRP and our general partner,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer of Natural Resource Partners and the largest owner of the general partner.
“It’s a good fit for us,” said Christopher Cline, owner of The Cline Group. “We struck our first deal with NRP in 2005. As we’ve worked together over the last two years, we’ve been continually impressed by Corby, Nick and the NRP team. They have rapidly grown NRP’s cash flow and distributions through good deal-making over a sustained period of time. When it came down to entering into a long term strategic partnership, the strength of our relationship and their ability to execute on a growth strategy gave us confidence in our combined future.”
West Virginia and Illinois Properties and Projected Cash Flows
Upon closing, NRP will acquire 37 million tons at Cline’s Gatling mining operation in Mason County, West Virginia. The initial transaction also provides an area of mutual interest, surrounding Cline’s Gatling operations, in which any additional reserves acquired by Cline will be contributed to NRP at no cost when acquired by Cline. NRP will receive either a royalty or an overriding royalty interest on all properties within the area of mutual interest. NRP is also acquiring material handling and transportation infrastructure at Gatling that will produce significant transportation income for NRP. The Cline Group has recently completed construction of this mine and will begin shipping a portion of its production to AEP under a long-term contract in the first quarter of 2007. The coal will be transported by beltline to AEP’s adjacent power plant and to a barge facility on the Ohio River for sale to other utility customers.
NRP will also acquire 12 million tons of reserves adjacent to reserves currently owned by NRP at Cline affiliate Williamson Energy’s Pond Creek No 1 mine in Southern Illinois. In addition, NRP will acquire certain transportation infrastructure, including beltlines and rail load out facilities, at that mine. The Cline Group recently finished construction of this mine and is currently shipping coal from the mine by rail under a long-term contract while it develops its longwall panels. Longwall production is expected to commence in the second half of 2007.
When the mining operations at the Gatling mine in West Virginia and the Pond Creek No 1 mine reach full productive capacity, which is anticipated to occur in 2008, NRP expects net cash flows of approximately $40 million, about half of which are associated with transportation and coal handling facilities.

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“In addition to diversifying our reserves, the coal handling facilities and the related transportation assets provide us a broader platform for future growth, which we expect will allow us to continue to increase our distributable cash flow at a steady pace,” said Corbin J. Robertson.
Ohio Properties
At the closing of the initial transaction, NRP will also enter into an agreement to purchase the reserves and transportation infrastructure at Cline’s Gatling Ohio complex. This complex, with recoverable reserves of over 100 millions tons, is located in Meigs County, Ohio directly across the river from Cline’s Gatling mining operation in West Virginia. The parties have agreed to a similar area of mutual interest for Ohio with respect to reserves not controlled by Cline. The closing of the second transaction is subject to customary closing conditions and will occur upon commencement of coal production, which is currently expected to be in 2008. As consideration for the transaction, NRP will issue Adena 2,280,000 additional Class B units, and the general partner of NRP will issue Adena an additional 9% interest in the general partner and the incentive distribution rights.
Based on current projections and existing market conditions, once the Gatling mine in Ohio has reached full productive capacity, NRP anticipates receiving net cash flows in excess of $70 million annually from the combined transactions in Ohio, West Virginia and Illinois.
Class B Units
As discussed above, a portion of the total units issued will be in the form of Class B units. The Class B units to be issued to Adena are a new class of limited partnership interests in NRP that will be converted to regular common units upon the approval of NRP’s unitholders (other than Cline). The Class B units will be subordinate to the regular common units, but senior to the subordinated units, with respect to cash distributions (and in liquidation) and will be entitled to 110% of the cash distributions per common unit if they have not been converted to common units six months following the closing of the Ohio acquisition or September 30, 2008, whichever occurs first. The Class B units are not listed for trading on the New York Stock Exchange. All of the NRP units to be issued to Adena will be issued in a transaction exempt from registration under the Securities Act.
“By issuing units in connection with these transactions, NRP continues to maintain its strong balance sheet,” said Dwight Dunlap, Chief Financial Officer of Natural Resource Partners.
Future Acquisition Opportunities
In consideration for the general partner interest, The Cline Group will also enter into an agreement under which NRP will receive the right to acquire any producing coal reserves

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and royalty interests owned by Cline, as well as coal transportation infrastructure associated with several identified future development projects. “With over three billion tons of reserves that The Cline Group currently controls, principally in the Illinois Basin NRP’s unitholders will substantially benefit from the issuance of the interest in the general partner as The Cline Group will have significant economic incentives to develop and contribute additional properties to NRP,” said Corbin J. Robertson. “This pipeline of future development projects in the Illinois Basin will also significantly diversify our coal holdings into a growing market.”
New Directors
The Cline Group will name two directors to the board of directors of the general partner of NRP, one of whom will be independent. Cline will nominate J. Matthew Fifield, Managing Director of Adena Minerals LLC, as one of the two directors and anticipates nominating an independent director in the near term. With the addition of these two directors, NRP will have nine directors, five of whom will be independent.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operation’s headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated reserves, revenues, cash flow, the date of anticipated production, as well as the accretive nature of the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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